SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 17, 2013

DUTCH GOLD RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-308805	58-2550089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3379 Peachtree Road, Suite 555, Atlanta, Georgia		30326
(Address of Principal Executive Offices)		(Zip Code)

404-465-2898
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01  Other Events

Letter to Shareholders

On December 17, 2013, the Board of Directors has authorized the release of a Letter to Shareholders, a copy of which is attached hereto and made a part hereof.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DUTCH GOLD RESOURCES, INC.

Date: December 17, 2013	By:	/s/ Daniel Hollis
Daniel W. Hollis
Chief Executive Officer

Dutch Gold Resources, Inc.

3379 Peachtree Road Suite 555

Atlanta, GA 30326

December 17, 2013

To our Shareholders:

Recent activity in our share trading has produced many questions over the last two weeks. The purpose of this letter is to provide some answers to most of the relevant questions that have come to us, whether by telephone or email. This letter is written to provide information, and not as a substitute for other reporting.

What is the status of the Company? DGRI is a currently Nevada domicled corporation that has been active in the acquisition and development of gold mining properties. During the past twelve months, the Company has been unable to raise funds from traditional sources, and has relied on loans from officers of the Company. The mission has been to protect, to the extent possible, the assets of the Company, and to evaluate ways to unlock and leverage any value into less capital-intensive activities.

Currently we maintain an interest in the Basin Gulch property and the Jungo property, but have no current plans to independently develop either. We attempted to fund our proposed Nicaragua project through a joint venture, however, financing never came to pass and we have abandoned any attempts to develop those properties.

During the year, the management team has shrunk, as a result of financing issues, as has been previously reported. Currently, Mr. Lance Rosmarin serves as a director as Mr. Daniel Hollis, who also serves as CEO and principal accounting officer.

Why has the stock begun trading briskly? The Company is unaware of any relationships or events that would result in the recent uptick in activity.

What are the problems that have prevented the Company financing itself this year? Our primary obstacles have been our business model, our existing debt, and our capital structure.

Typically the mining business is capital intensive, with significant time lags between initial outlays and subsequent cash flows. We attempted to mitigate this issue by looking at shorter-term projects, which, by definition, tend to be smaller projects. During the last eighteen months, capital for smaller projects and for smaller-miners has dried up. Sophisticated mining investors have been able to mitigate theirs risk by moving upstream in terms of size. The capital markets for small miners have imploded, making financing for companies like DGRI extremely problematic.

Anyone who has looked at our balance sheet has seen that the Company carries a large amount of debt. While we were able to raise funds during 2009-2012, our debts expanded at a rate that was unsustainable. Most of this debt was in the form of convertible loans that have had a material adverse impact on the number of outstanding shares of the Company. At this point, it has become difficult for a new investor to come in behind so much convertible debt and so many shares outstanding.

What does the Company do going forward? In order to begin to rebuild shareholder value, we must rationalize our capital structure and clean up our balance sheet. Most importantly, we must change our business model to one that can generate near term cash flow and requires only modest amounts of capital.

Over the last six months, management has been in active discussions to evaluate companies in sectors that it believes match the criteria of potential for growth and low capital entry costs. We believe the best strategic alternatives for the Company exists in digital education, digital marketing, and financial product consulting and distribution. In the coming weeks we will talk more about each of these sectors and discuss what we believe to the best options for the Company.

What steps does the Company take from here? We have a three-part strategy. First, we must evaluate the various businesses that we have discussed and make a decision on the sector that we will enter and the entity that we will use as a platform. The Company is engaged in ongoing negotiations, which may, or may not, come to fruition in the near term. Simultaneously we will work to rationalize our capital structure, while attempting to reconcile our balance sheet issues. In so doing, it is our intention to catch up our filings with the Securities & Exchange Commission as quickly as financing allows.

The Company acknowledges and appreciates the contribution of the Officers who have served Dutch Gold. We hope to attract high caliber management as we reposition the Company in the coming months.

Sincerely,

DUTCH GOLD RESOURCES, INC.

Dan Hollis

Daniel Hollis, CEO

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by Dutch Gold Resources, Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.

For further information, please see www.DutchGold.com or please contact Daniel Hollis, CEO of Dutch Gold Resources, Inc. at 404-465-2898.